Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RVPLUS INC.
(A Development Stage Company):

We hereby consent to the use in the Amendment No. 2 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated August 11, 2010, relating to the balance sheet of RVPLUS INC. (a development stage company) (the “Company”) as of April 30, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the period from January 29, 2010 (inception) through April 30, 2010, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
October 26, 2010